Exhibit 99.1

NEWS RELEASE

Lumen Announces CEO Transition

Kate Johnson Appointed President and CEO, Joins Board of Directors;

Jeff Storey to Retire

DENVER, Sept. 13, 2022 — Lumen Technologies (NYSE: LUMN) today announced Kate Johnson has been appointed President, Chief Executive Officer and a member of the company’s Board of Directors with the transition date expected to be November 7, 2022. Johnson succeeds Jeff Storey, who has announced his retirement after a distinguished 40-year career within the telecommunication and technology industries, including Lumen and its predecessors. Storey will remain with the company through December 31, 2022, to ensure a smooth transition.

Johnson is a technology executive with an extraordinary track record of success. She specializes in leading digital and business transformations to drive growth, having held key leadership roles across a variety of Fortune 100 companies including Oracle, General Electric and Microsoft. Most recently, Johnson led Microsoft U.S., the company’s largest business with a remit for all of the company’s sales, services, marketing and operations. During her four-year tenure in this role, she led the division through a substantive cultural transformation while nearly doubling enterprise revenues.

“Kate’s appointment and the strategic transition announced today are the culmination of a succession plan that Jeff and the Board have been engaged in for the past several years,” said T. Michael Glenn, Chairman of Lumen’s Board of Directors. “We are confident she is the right leader to take the reins at this important moment in Lumen’s history. Kate is an inspiring and motivational leader who is known for identifying and creating growth. She is the ideal CEO for Lumen.”

Johnson stated, “I am proud to take on the CEO role and eager to advance the strategy Jeff and the team have created. Lumen has made significant progress strengthening its balance sheet, expanding its fiber footprint and enhancing its portfolio of digital capabilities. I’m looking forward to leading this great company through its next chapter and helping customers leverage the Lumen platform to power amazing digital world experiences.”

Glenn continued, “On behalf of the board, I thank Jeff for his leadership and commitment to Lumen during his time with the company. Thanks to his contributions, Lumen is leveraging the areas of our business that we believe are best poised for growth. The imprint Jeff leaves on Lumen is noteworthy – giving our customers better, faster and more secure connectivity. He led with care and empathy during challenging times including the pandemic, ensuring employees stayed safe and customers connected. He leaves Lumen with a strong foundation in place.”

“It has been a privilege to serve as Lumen’s CEO,” said Storey. “Throughout my time with the company, I have been incredibly impressed by our team’s commitment to Lumen and to our core purpose of furthering human progress through technology. I am proud of all that we have achieved together as we have driven forward on Lumen’s transformation journey. However, when I took this amazing job, I always spoke openly with the Board about my future timeline for retirement. I am confident that the organization has the strategy in place to deliver on its priority of achieving profitable revenue growth. I am very excited to welcome Kate to Lumen. I believe her experience, leadership and enthusiasm are exactly what we need as we drive the company forward.”

About Lumen Technologies and the People of Lumen:

Lumen is guided by our belief that humanity is at its best when technology advances the way we live and work. With approximately 450,000 route fiber miles and serving customers in more than 60 countries, we deliver the fastest, most secure platform for applications and data to help businesses, government and communities deliver amazing experiences. Learn more about the Lumen network, edge cloud, security, communication and collaboration solutions and our purpose to further human progress through technology at news.lumen.com/home, LinkedIn: /lumentechnologies, Twitter: @lumentechco, Facebook: /lumentechnologies, Instagram: @lumentechnologies and YouTube: /lumentechnologies. Lumen and Lumen Technologies are registered trademarks in the United States.

Forward Looking Statements:

Except for the historical and factual information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, many of which are beyond our control, including the finalization of transition planning. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. These forward looking statements speak only as of the date of this press release. We undertake no obligation and expressly disclaims any such obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:

Linda M. Johnson

Lumen Public Relations

202-538-9892 cell

linda.m.johnson@lumen.com

Investor Relations Contact:

Mike McCormack, CFA

720-888-3514 Mike.McCormack@lumen.com

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